FIRST AMENDMENT TO LEASE

          This FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of February 1, 2006 and is made by and between Ambassador Drive LLC, an Illinois limited liability company (“Landlord”) and Global Computer Supplies Inc., a New York corporation, f/k/a Systemax Incorporated (“Tenant”).

RECITALS

           A.      American National Bank and Trust Company of Chicago, as Trustee u/t/a dated January 31, 1995, a/k/a Trust No. 120041-07, as landlord, Tenant, as tenant and Walsh, Higgins & Company, an Illinois corporation, as contractor, entered into that certain Build-To-Suit Lease Agreement dated April 21, 1995 (the “Lease”), with respect to that certain premises commonly known as 175 Ambassador Drive, Naperville, Illinois (the “Demised Premises”).

           B.      Pursuant to a series of conveyances and assignments, Landlord is the current fee owner of the Demised Premises and holder of all right, title and interest of landlord under the Lease.

           C.      Walsh, Higgins & Company has completed its obligations under the Lease to construct the Initial Improvements and is therefore not a party to this Amendment.

           D.      Landlord and Tenant have agreed to amend the Lease to expand the Initial Improvements, extend the expiration date of the Lease term and otherwise amend the Lease, all in accordance with the terms of this Amendment.

          NOW THEREFORE, in consideration of the terms and conditions of this Amendment and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

           1.      Incorporation. The above recitals are incorporated as if fully rewritten herein.

           2.      Defined Terms. All capitalized terms used in this Amendment but not otherwise defined herein shall have the same meaning as those terms are defined to have in the Lease.

           3.      Term of Lease.

                A.      Effective on the Expansion Commencement Date, Section 1.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Section 1.1 – Initial Term. Except as otherwise provided in this Lease, the initial term of this Lease (“Initial Term”) shall be for twenty (20) years, commencing on the Expansion Commencement Date (as such term is defined in Section 2A.3(a) hereof), and ending on the date which is twenty (20) years, less one (1) day, after the Expansion Commencement Date (“Initial Term Termination Date”). As of the date of this Lease, Landlord and Tenant anticipate that the Initial Term Commencement Date will be August 18, 2006, and that the Initial Term Termination Date will be August 17, 2026. Notwithstanding the foregoing, the Initial Term Commencement Date and the Initial Term Termination Date shall be as set forth in this Section 1.1 and Section 2A.3(a) hereof, but in no instance shall the Initial Term be less than twenty (20) years, unless sooner terminated as provided herein.”

                B.      Effective on the Expansion Commencement Date, Section 1.2 is hereby deleted in their entirety.

                C.      Effective as of the date of this Amendment, Section 1.3 and the third paragraph of Section 1.4 of the Lease are hereby deleted in its entirety.

                D.      Effective as of the date of this Amendment, Section 1.5 of the Lease is hereby deleted in its entirety and replaced with the following:

“Section 1.5 – Exercise of Options to Renew. If Tenant wishes to exercise its options for either or both of the Renewal Terms, it shall give written notice thereof (“Renewal Notice”) to Landlord not later than twelve (12) months prior to the expiration of the Initial Term or the First Renewal Term, as applicable. It shall be a condition to the exercise and effectiveness of each option for a Renewal Term that Tenant shall not be in default of any of the terms, provisions or conditions of this Lease, either at the time of delivery of the Renewal Notice in question, or at the commencement of the Renewal Term in question; provided, however, that Landlord shall have the right, in its sole discretion, to waive any such default for purposes of Tenant’s exercise of the Renewal Term.”

           1.      Expansion of Demised Premises.

A. Effective as of the date of this Amendment, Sections 2.6, 2.7 and 2.8 of the Lease are hereby deleted in their entirety.

B. Effective as of the date of this Amendment, Exhibit G to the Lease is hereby superseded in its entirety with Exhibit G attached to this Amendment.

C. Effective as of the date of this Amendment, Article 2A of the Lease is hereby deleted in its entirety and replaced with the following:

“ARTICLE 2A
EXPANSION OF DEMISED PREMISES

           Section 2A.l — Expansion Improvements.

          The “Expansion Improvements” shall mean that additional bulk warehouse space and dock facilities, if any, contiguous to the Initial Improvements and associated site work, all of which shall be as depicted in Exhibit G attached hereto and made a part hereof, which Landlord shall cause to be constructed on the Land, subject to finalization and preparation of the Final Expansion Base Building Plans and Final Expansion Interior Design Plans and Specifications (as such terms are defined in Section 2A.2 below), in accordance with this Article 2A. Attached hereto and made part hereof as Exhibit G are preliminary expansion plans and specifications for the Expansion Improvements (“Preliminary Expansion Plans and Specifications”), consisting of outline specifications prepared by McShane Construction Corporation dated October 18, 2005, revised November 2, 2005, November 11, 2005 and further revised February 13, 2006; site plan dated February 10, 2006; floor plan dated February 10, 2006 and Civil Drawings sheets C0-C5 dated February 9, 2006. Tenant has reviewed and approved all of the Preliminary Expansion Plans and Specifications. Tenant hereby authorizes and directs Landlord to proceed with the preparation of the components of the Final Expansion Plans and Specifications and the commencement of construction of the Expansion Improvements.

          Section 2A.2 Preparation of Expansion Plans. On or before the date which is forty- five (45) days after the date hereof and subject to Section 2A.8 hereof, Landlord shall cause to be prepared and delivered to Tenant all of the components of the (i) base building specifications for the Expansion Improvements (“Final Expansion Base Building Plans”) and (ii) interior design specifications for the Expansion Improvements (“Final Expansion Interior Design Plans and Specifications”); each of which shall be prepared by Harris Architects, Inc. (“Expansion Architect” or “Architect”), shall be based on the Preliminary Expansion Plans and Specifications and shall be in a form sufficiently complete to enable the issuance of a building permit by the City.

          If each component of the Final Expansion Base Building Plans and the Final Expansion Interior Design Plans and Specifications, respectively, submitted by Landlord is in substantial compliance with the Preliminary Expansion Plans and Specifications, then Tenant shall neither unreasonably withhold its approval of any such submitted component (except for just and reasonable cause) nor act in an arbitrary or capricious manner with respect to the approval thereof; provided, further however, that it shall be unreasonable for Tenant to withhold its approval of any submitted component if (i) the component (or any revision thereto) is designed or necessary to meet any municipal or private business park requirement or restriction; or (ii) the component is in substantial conformance with the Preliminary Expansion Plans and Specifications. The procedure for the approval or disapproval, revision and resubmission of the components of the Final Expansion Plans and Specifications shall be the same as set forth in Section 2.2(c) hereof for the Final Plans and Specifications for the Initial Improvements, except that Tenant will have ten (10) not twenty (20) business days after Landlord’s initial delivery to Tenant of each component of the Final Expansion Plans and Specifications to either approve or disapprove each such component.

          When each component of the Final Expansion Plans and Specifications has been approved by Tenant, Landlord and Tenant shall affix their respective signatures or initials to a schedule describing each such approved component. Such approved components shall constitute all or a portion of the Final Expansion Plans and Specifications and shall be deemed to become attached to and made a part of this Lease as Exhibit H.

           Section 2A.3 Expansion Commencement Date; Delivery of Expansion Improvements.

           (a)      Expansion Commencement Date. The “Expansion Commencement Date” shall be the date on which the Expansion Improvements are Substantially Completed. For purposes of this Amendment, the Expansion Improvements shall be deemed to be “Substantially Completed” (or “Substantially Complete” or “Substantial Completion”) on the date the requisite governmental authority having jurisdiction has issued with respect thereto a temporary certificate of occupancy. Notwithstanding the foregoing, if Lender’s Architect, or if none, the Expansion Architect, has certified in writing that, as of a date certain set forth in such written certification, the Expansion Improvements would have been Substantially Completed but for a Tenant Extension, then the Expansion Improvements shall nevertheless be deemed to be Substantially Completed for purposes of determining the Expansion Commencement Date on the date certain set forth in Lender’s Architect’s or the Expansion Architect’s aforesaid certification. Section 2.5(b) of the Lease is hereby amended to (A) add the following items to the definition of Tenant Extension: “. . . (D) Tenant’s failure to pay for any Change Order when due, or (E) any Change Order related to a Soil Conditions Adjustment (as defined in Section 2A.5 hereinafter). . ..”; and (B) add the following items to the definition of Permitted Delays: “. . . (vi) unusually severe weather; (vii) delays in obtaining building permits; or (viii) other acts or occurrences beyond the reasonable control of Expansion Contractor, or its employees, agents, contractors, subcontractors, sub-subcontractors or representatives. . .” Landlord shall deliver possession of the Expansion Improvements to Tenant on the Expansion Commencement Date.

           (b)      Scheduled Expansion Completion Date. Subject to the conditions herein set forth, the anticipated Expansion Commencement Date will be August 18, 2006 (“Scheduled Expansion Completion Date”); provided, however, that Landlord shall use commercially reasonable efforts to cause McShane Construction Corporation (“Expansion Contractor”) (without the incurrence of overtime or similar type charges unless requested by Tenant in writing and paid for by Tenant in advance at Tenant’s sole cost and expense) to achieve the Expansion Commencement Date as soon as practicable.

          Section 2A.4 Scope of Work. Weather permitting, promptly following the approval of the Final Expansion Plans and Specifications, Landlord shall cause to be furnished, at Landlord’s sole cost and expense, all the material, labor and equipment necessary for the commencement and completion of construction of the Expansion Improvements. Landlord shall cause Expansion Contractor to construct the Expansion Improvements in a good and workmanlike manner in substantial accordance with the Final Expansion Plans and Specifications. In the event that any materials specified in the Final Expansion Plans and Specifications are not reasonably available to Landlord or Expansion Contractor, Landlord and Expansion Contractor reserve the right to substitute materials of higher or equal quality provided Tenant gives its approval, which approval shall not be unreasonably withheld and which shall be deemed given if Tenant does not disapprove within three (3) days after receipt of a substitution notification.

          Landlord acknowledges and agrees that Landlord will bear certain responsibility, as described in this Section 2A.4, for assuring that the Final Expansion Plans and Specifications will be in compliance with the ADA. (For purposes of this Section 2A.4, the term “ADA” shall mean the ADA as theretofore amended and, with respect to the rules and regulations thereunder, as theretofore issued.) The preparation of the Preliminary Expansion Plans and Specifications by or for Landlord will be based on, among other things, Expansion Architect’s knowledge of the ADA, as the ADA may then be customarily implemented in “non-user specific” warehouse/distribution/office facilities constructed in the Naperville/Aurora, Illinois commercial marketplace, as well as on the Preliminary Expansion Plans and Specifications. As an integral part of its obligations during the review, submittal and revision procedure set forth herein with respect to the Final Expansion Plans and Specifications, Tenant shall inform Landlord of any and all necessary changes thereto in order for the Demised Premises to be in compliance the ADA, with respect to Tenant’s intended use of the Demised Premises. Landlord shall thereafter cause to be made any and all such changes to the Final Expansion Plans and Specifications of which Tenant informs it. However, anything in this Lease to the contrary notwithstanding, any and all such changes in the Final Expansion Plans and Specifications shall automatically and conclusively be deemed to be a Change Order to which Tenant has agreed.

          Section 2A.5 Expansion Change Orders. Tenant shall be allowed to request (and shall be deemed to have agreed to) Change Orders with respect to the Expansion Improvements in the same manner and with the same effect as Change Orders to the Initial Improvements; expressly excepting, however, that notwithstanding anything to the contrary contained in Section 2.4: (i) if the Change Order Cost is less than the original charge for the work being deleted or changed, the amount of actual costs savings up to but in no event exceeding $100,000 in the aggregate for all Change Orders shall be credited to Tenant (with any cost savings of $100,000 or more accruing solely to Landlord without credit to Tenant); (ii) if the Change Order Cost is greater than the original charge for the work being changed, then Tenant shall pay to Landlord such Change Order Cost simultaneously with execution of the Change Order; and (iii) any Soil Conditions Adjustment shall automatically and conclusively be deemed to be a Change Order to be paid at Tenant’s sole cost and expense. For purposes hereof, a “Soil Conditions Adjustment” is any soil conditions which differ materially from those recommended in the soil report and result in an increase to cost of construction of the Expansion Improvements, including without limitation, any condition which requires added structural or foundation support, the importation or exportation of soil or fill to level the site or otherwise put the site in readily buildable condition.

          Section 2A.6 Warranty as to Expansion Improvements. Subject to Section 2A.4 hereof with respect to compliance with ADA in regard to the Expansion Improvements, Landlord shall cause Expansion Contractor to warrant to Tenant, for a period of one (1) year after Substantial Completion of the Expansion Improvements (“Warranty Period”), that the Expansion Improvements shall be constructed in substantial compliance with the Final Expansion Plans and Specifications, and shall be free from defects in workmanship or materials. After the conclusion of the Warranty Period, Landlord or Expansion Contractor, as the case may be, shall assign and transfer to Tenant all assignable warranties then in effect with respect to the Expansion Improvements which were given to Landlord or Expansion Contractor in the first instance. Among other things, Landlord shall cause the warranty on the roof (fifteen (15) years labor and material, plus five (5) additional years material only) of the Expansion Improvements to be assigned and transferred jointly to Tenant and Landlord. If during the Warranty Period, Tenant notifies Landlord, in writing, of defective workmanship or materials in the construction of the Expansion Improvements, Landlord shall notify Expansion Contractor to promptly cause such defect to be corrected. Thereafter, the Warranty Period for the item or items which were defective and were corrected pursuant to the preceding sentence, and only for such item or items, shall continue for a period of one (1) year after the date of such correction.

          Landlord and Tenant hereby acknowledge and agree that with respect to any latent defects in workmanship or materials in the construction of the Expansion Improvements, Landlord and Tenant shall be governed by the provisions of Illinois statutory and common law, including, without limitation, the provisions of 735 ILCS 5/13-214, as the same may be amended, modified and interpreted from time to time.

          Anything in this Lease to the contrary notwithstanding, in the event that Tenant suffers or incurs any indirect or consequential damages as a result of a breach of the foregoing warranty, Tenant waives any claims with respect thereto against Landlord and agrees that Landlord shall not be liable therefor.

          The warranty which is provided hereunder is limited in certain respects and is conditioned on the following:

           (a)      Tenant shall use the Expansion Improvements only in accordance with the design capacities and criteria established therefor. Tenant acknowledges that any misuse thereof may void the warranty hereunder, and may void any manufacturers’ or other warranties which may be assigned to Tenant hereunder.

           (b)      In addition to the foregoing, the warranty hereunder shall not extend to the electrical systems, plumbing systems, heating, ventilating and air conditioning systems, fire protection systems or other mechanical systems servicing the Expansion Improvements, unless said systems are maintained and operated in compliance with the manufacturers’ specifications therefor by one or more professionals experienced in the maintenance and servicing of such systems, at least through the Warranty Period.

           (c)      Any and all work required to be performed under this Section 2A.6 (“Warranty Work”) shall not in any way include or require Landlord or Expansion Contractor to perform any routine or appropriate regular maintenance of the Expansion Improvements required to be performed by Tenant during the Warranty Period (or thereafter) as part of Tenant’s Repairs and Maintenance (as such term is defined in Section 6.2 hereof).

          Section 2A.7 Expansion Punch List. Landlord, Expansion Contractor and Tenant shall, on the date on which the Expansion Improvements are Substantially Completed, make a joint physical inspection of the Expansion Improvements to list the remaining items of work to be completed (“Punch List Items”). Landlord shall cause Expansion Contractor to deliver, in writing, an unconditional promise to complete the Punch List Items within a reasonable period of time in respect to each item, taking into account diligence and good and workmanlike practices. Such time period shall not be longer than sixty (60) days, subject to Permitted Delays (including, without limitation, the inability to obtain supplies or other items on a timely basis and work which is weather-dependent), in the event of which Permitted Delays, Expansion Contractor shall nonetheless diligently pursue the completion of the Punch List Items as promptly as practicable. In the event of a disagreement among or between the parties as to the inclusion or the exclusion of a Punch List Item, the decision of the Expansion Architect, which decision shall be based solely on the determination of whether the item in question was constructed in substantial conformity with the Final Expansion Plans and Specifications shall control.

          Section 2A.8 Limitation on Landlord’s Obligations. Anything in this Article 2A or elsewhere in this Lease to the contrary notwithstanding, Landlord’s obligations under this Article 2A are expressly made contingent on (a) there having been no material adverse change in the financial condition or creditworthiness of Tenant, and (b) Landlord’s ability to obtain all necessary approvals, consents and permits which at the time of the proposed expansion are required by the City and any and all other governmental authorities then having jurisdiction over the Demised Premises. Landlord shall use its best efforts in regard to obtaining any and all such approvals, consents and permits.”

           5.      Base Rent. Effective as of the Expansion Commencement Date, Section 3.1 of the Lease is hereby deleted in its entirety and replaced with the following:

          “Section 3.1 Payment of Base Rent. As part of the consideration to be paid by Tenant to Landlord under this Lease, and in accordance with the terms, provisions and conditions of this Lease, Tenant shall pay base rent with respect to the Demised Premises as set forth in this Article 3 (“Base Rent”) as follows:

           (a)      Base Rent for Initial Term; First Renewal Term and Second Renewal Term.

(i) First 11 Years. During the first 11 years of the Initial Term, being from the Expansion Commencement Date through the date which is 11 years, less one (1) day thereafter, the annual Base Rent with respect to the Demised Premises shall be One Million Two Hundred Fifty-Eight Thousand One Hundred Thirty-Eight and 20/100 Dollars ($1,258,138.20), subject to annual increases as hereafter provided. Commencing with the first Adjustment Date (as defined in Section 3.1(b) hereafter) and continuing on each subsequent Adjustment Date thereafter, Base Rent during the first 11 years of the Initial Term shall be increased by an amount equal to the product of the then-current Base Rent being paid times the Adjustment Percentage (as defined in Section 3.1(b) hereafter), which increases shall be compounded. The increased annual Base Rent shall constitute the annual Base Rent due and payable until the next Adjustment Date throughout the first 11 years of the Initial Term.

(ii) Years 12 through 15. During years 12 through 15 of the Initial Term, being from the date which is 12 years after the Expansion Commencement Date through the date which is 15 years, less one (1) day, after the Expansion Commencement Date, the annual Base Rent shall remain fixed during said years 12 through 15 at the same annual Base Rent then payable during the eleventh (11th) year of the Initial Term.

(iii) Years 16 through 20. During years 16 through 20 of the Initial Term, being from the date which is 16 years after the Expansion Commencement Date through the Initial Termination Date, the annual Base Rent shall remain fixed during said years 16 through 20 at an annual rate equal to the result obtained by taking an annual Base Rent of $1,258,138.20 and having increased the same on each Adjustment Date over the first 15 years of the Initial Term and on the first day of the 16th year by applying the Adjustment Percentage to said amount on a compounded basis.

(iv) First Renewal Term. In the event that Tenant elects to renew the term of this Lease for the First Renewal Term, then during the First Renewal Term, the Base Rent shall be equal to the greater of (A) the fair market base rent, as determined in accordance with Section 3.1(d) hereof (“Fair Market Base Rent”) or (B) the then-current annual Base Rent payable immediately prior to the First Renewal Term increased by two and one-half percent (2.5%). Base Rent payable during the First Renewal Term shall be increased annually on each Adjustment Date by an amount equal to the product of the then-current Base Rent being paid times the Adjustment Percentage, which increases shall be compounded. The increased annual Base Rent shall constitute the annual Base Rent due and payable until the next Adjustment Date throughout the First Renewal Term.

(v) Second Renewal Term. In the event that Tenant elects to renew the term of this Lease for the Second Renewal Term, then during the Second Renewal Term, the Base Rent shall be equal to the greater of (A) Fair Market Base Rent or (B) the then-current annual Base Rent payable immediately prior to the Second Renewal Term increased by two and one-half percent (2.5%). Base Rent payable during the Second Renewal Term shall be increased annually on each Adjustment Date by an amount equal to the product of the then-current Base Rent being paid times the Adjustment Percentage, which increases shall be compounded. The increased annual Base Rent shall constitute the annual Base Rent due and payable until the next Adjustment Date throughout the Second Renewal Term.

(b) For purposes of this Article, the following definitions shall apply:

“Adjustment Date” shall mean the first anniversary of the Expansion Commencement Date and each subsequent anniversary thereafter, including any Renewal Terms if Tenant exercises its option to renew pursuant to Section 1.5.

“Adjustment Percentage” shall mean the lesser of (A) the increase in the Consumer Price Index for the then current Adjustment Date over the immediately preceding year, expressed as a percentage or (B) two and one-half percent (2.5%) per annum; provided, however, the Adjustment Percentage shall not be less than zero.

“Consumer Price Index” shall mean the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers, All Items (base index year 1982-84=100), for Chicago, Gary, Lake County, IL-IN-WI, as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by Landlord in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, or if equivalent data is not readily available to enable Landlord to make the adjustment referred to in the preceding sentence, then Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

           (c)      Special Abatement Period. Provided no default by Tenant exists under this Lease, Base Rent for the first ninety (90) days of the Initial Term shall be abated and in lieu thereof Tenant shall pay to Landlord monthly Base Rent in the amount of $81,207.33 per month.

           (d)      Determining Fair Market Base Rent.

(i)

Landlord Proposal. In the event that Tenant has delivered a Renewal Notice, then, not later than eleven (11) months prior to the last day of the Initial Term or the last day of the First Renewal Term, as applicable, Landlord shall notify Tenant, in writing, of Landlord’s determination of Fair Market Base Rent for the Demised Premises for the succeeding Renewal Term (“Landlord’s Fair Market Rent Determination”). Within ten (10) days at the receipt of Landlord’s Fair Market Rent Determination, Tenant shall advise Landlord, in writing, either that (A) Tenant accepts Landlord’s Fair Market Rent Determination; or (B) Tenant chooses to have the Fair Market Base Rent for the Demised Premises to be determined by appraisal. If Tenant accepts Landlord’s Fair Market Rent Determination, the Fair Market Base Rent for the Demised Premises to be used in calculating Base Rent during the succeeding Renewal Term shall be that set forth in Landlord’s Fair Market Rent Determination. If Tenant fails so to notify Landlord within such ten (10)-day period, then Tenant shall be deemed to have accepted Landlord’s Fair Market Rent Determination. However, if Tenant does not accept (or is not deemed to have accepted) Landlord’s Fair Market Rent Determination, the terms, provisions and conditions of Section 3.1 (d)(ii) hereof shall apply.

(ii)

Appraisal. Subject to this Section 3.1(d)(ii), if Tenant does not accept (or is not deemed to have accepted) Landlord’s Fair Market Rent Determination pursuant to Section 3.1(d)(i) above, then the Fair Market Base Rent shall be determined by appraisal. Such appraisal shall be made as hereinafter provided, based upon each such appraiser’s definition of “fair market value” and also based on such criteria as each such appraiser deems appropriate. However, under any and all circumstances, such criteria shall include, without limitation, (A) the then current use of the Demised Premises; (B) the size and condition of the Demised Premises; (C) the duration of the Renewal Term; (D) the financial responsibility arid creditworthiness of Tenant; and (E) rental rates then being charged for comparable premises in the Naperville/Aurora. Illinois commercial marketplace.

Tenant’s notice to Landlord under Section 3.1(d)(i) not to accept Landlord’s Fair Market Rent Determination shall include a designation of Tenant’s independent appraiser. Within five (5) days after Tenant’s designation, Landlord shall designate its independent appraiser and shall notify Tenant, in writing, thereof. Within five (5) days after Landlord’s designation, both appraisers shall mutually agree on the designation of a third appraiser. Landlord shall pay all costs associated with the appraiser designated by Landlord; Tenant shall pay all costs associated with the appraiser designated by Tenant; Landlord and Tenant shall share equally in all costs associated with the appraiser designated by the other two appraisers. All three appraisers shall be reputable, M.A.I. certified independent real estate appraisers, each of whom shall be knowledgeable and experienced in the appraisals of rents for warehouse/distribution/office facilities (with ancillary retail space) in the Naperville/Aurora, Illinois commercial marketplace.

After their appointment, the appraisers shall be directed to determine independently the Fair Market Base Rent for the Demised Premises. Within thirty (30) days after the designation of the third appraiser, all three appraisals of such Fair Market Base Rent amount(s) shall be submitted, in writing, to Landlord and Tenant. If two or all three of the appraisals shall be identical in amount, the Fair Market Base Rent for the Demised Premises, shall be such identical amount. If none of the appraisals for each such amount are identical, the highest and the lowest appraisal shall be disregarded and the Fair Market Base Rent for the Demised Premises shall be the amount determined by the middle appraisal.

           (e)      Payment of Base Rent. During the term, Tenant shall pay the Base Rent in equal monthly installments due and payable, in advance, on the first day of each calendar month to Landlord at CBRE AAF Wrightwood Capital/175 Ambassador, P.O. Box 2088 Department #4162, Milwaukee, Wisconsin 53201; or if you want to wire your payment: Bank Name: Wells Fargo, Account Name: CBRE AAF Cohen Financial/161 Tower, Account Number: 405-0009232, ABA Number: 12000248 (or such other entity designated as Landlord’s management agent), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

           6.      Roof Replacement. Effective as of the date of this Amendment, Section 6.2 of the Lease is hereby amended to add the following thereto:

“In connection with any replacement of the roof, Tenant shall be required to use a Landlord approved roof vendor and installer. To the extent not otherwise covered by any applicable roof warranty, Landlord will reimburse Tenant for fifty percent (50%) of the cost associated with the replacement of the roof on the existing 241,130 square foot building at the time such roof is replaced. Notwithstanding the foregoing, Landlord shall have no obligation to reimburse Tenant under this section if: (i) Tenant fails to use a Landlord approved roof vendor or (ii) at the time of such payment is otherwise due, there is any Default under this Lease.”

           7.      Real Estate Brokers. Tenant covenants, warrants and represents to Landlord that Tenant has not dealt with any broker in connection with the subject matter of this Amendment. Tenant agrees to and hereby does defend, indemnify and hold Landlord harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with Tenant in connection with the subject matter of this Amendment and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses. The foregoing indemnification shall survive the termination or expiration of the Lease.

           8.      Authority. Tenant represents and warrants to Landlord that each individual executing this Amendment on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

           9.      Entire Agreement. The entire agreement of the parties is set forth in this Amendment and in the Lease as amended hereby. No prior agreement or understanding with respect to the Lease and this Amendment shall be valid or of any force or effect.

           10.      Conflict; Survival. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms and provisions of this Amendment shall control in all events. Except as specifically modified or amended by the terms of this Amendment, the Lease remains in full force and effect, without change or modification, and is hereby ratified and confirmed in such respect.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment to Lease as of the day and year first above written.

LANDLORD: AMBASSADOR DRIVE LLC, an Illinois limited liability company By: Name: Its: TENANT: GLOBAL COMPUTER SUPPLIES INC., a New York corporation (f/k/a Systemax Incorporated) By: Name: Its:

EXHIBIT G

PRELIMINARY EXPANSION PLAN AND SPECIFICATIONS